EXHIBIT 99.1

News Release

SKILLED HEALTHCARE TO COMBINE
WITH GENESIS HEALTHCARE IN 100% STOCK TRANSACTION

Newly-Combined Company Will be Among the
Largest Post-Acute Care Providers in the Nation

Significant Benefits Expected from Scale and Synergies

Foothill Ranch, CA - August 18, 2014- Skilled Healthcare Group, Inc. (NYSE: SKH) announced today it has signed a definitive agreement to combine with Genesis HealthCare, one of the nation’s largest providers of post acute services, based in Kennett Square, PA.

“The combination will create an industry leader in the long-term care market, where we believe scale and the ability to drive efficiencies will be critical to future growth,” stated Robert Fish, Skilled Healthcare’s Chief Executive Officer. “The combination will expand our core business lines, significantly diversify our markets, provide opportunities for increased efficiency and enhance our collective ability to provide the highest quality patient care. As the former CEO of Genesis, I can fully appreciate the tremendous value that these two excellent companies can bring as a combined enterprise, and am excited about the possibilities.”

Under the terms of the agreement, Skilled Healthcare shareholders will collectively own 25.75% of the vote and value of the fully-diluted equity of the combined company. Genesis HealthCare shareholders will own the other 74.25%. The closing is expected to occur in early 2015, subject to regulatory approvals, as well as other customary closing conditions.

After closing, the combined company will operate under the Genesis HealthCare name and will continue to be traded on the NYSE. Headquarters will be at Genesis HealthCare’s offices in Kennett Square, PA, and George V. Hager, Jr. will be the CEO. The Board of Directors will initially consist of representative Directors from both companies, as well as independent directors jointly selected by the two companies. This will create a governance structure that we believe will help to build strategic value.

The combined company would have trailing 12 month revenues (as of June 30, 2014) of more than $5.5 billion, with more than 500 facilities in 34 states and approximately 95,000 employees.

Skilled Healthcare’s board of directors has unanimously approved and declared advisable the Purchase and Contribution Agreement and the transactions it contemplates. Following the execution of the Purchase and Contribution Agreement, Onex Corporation and certain of its affiliates, which collectively hold shares representing approximately 82.1% of the voting power of Skilled Healthcare’s presently outstanding common stock, executed a written consent adopting and approving the Purchase and Contribution Agreement and the transactions and agreements it contemplates.

The board of directors of Genesis HealthCare has unanimously approved the Purchase and Contribution Agreement and the consummation of the transactions it contemplates. A requisite percentage of each class of equity securities of Genesis HealthCare, sufficient to adopt and approve in all respects the Purchase and Contribution Agreement and the transactions and agreements it contemplates, has been obtained.

An 8-K has been filed with the Securities and Exchange Commission which provides further information on the corporate combination, and also includes a slideshow presentation containing financial and other information regarding Skilled Healthcare, Genesis HealthCare, and anticipated benefits and effects of the combination.

MTS Health Partners, L.P. served as Skilled Healthcare’s financial advisor, and Kaye Scholer LLP served as its legal advisor, in connection with the transaction. MTS Health Partners, L.P. and JP Morgan each provided the Skilled Healthcare board of directors with a fairness opinion.

Conference Call
A combined conference call and webcast will be held tomorrow, Tuesday, August 19, at 6:00 a.m. Pacific Time (9:00 Eastern Time) to discuss the transaction.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 90584822. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $831 million and approximately 15,000 employees as of June 30, 2014. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 73 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Forward-Looking Statements

This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. Forward-looking statements in this release include statements regarding the expected benefits and timing of the proposed transaction. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, delays in or failure to satisfy required closing conditions, including the receipt of required regulatory approvals with respect to the transaction; failure to consummate or delay in consummating the transaction for other reasons;

the possibility that the expected benefits may not materialize as expected; and failure to successfully integrate the infrastructure and employees of Skilled Healthcare and Genesis HealthCare.

Additionally, we face a number of other risks and uncertainties in our business, including, but not limited to, the factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements contained herein are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Inquiries:
Skilled Healthcare Group, Inc.
Michele Kaufman or Robert Fish
(949) 282-5800